REVOLVING LOAN AGREEMENT
AMENDMENT ONE

Amendment Date: February 26, 2007

Amended Credit Limit: $15,000.00

RFG Acquisition I Inc., a Delaware corporation, promises to pay RICHARD F. BESTON, JR. (“Lender”), an individual, the amended sum of FIFTEEN THOUSAND and 00/100 DOLLARS ($15,000.00) (the “Amended Credit Limit”) or such other principal amount that may be outstanding, in no case to exceed the Amended Credit Limit, as evidenced by the books and records of Lender.

This Agreement One hereby amends the Credit Limit as defined in the Revolving Loan Agreement, dated November 20, 2006, by and among RFG Acquisition I Inc. and Richard F. Beston, Jr. All other terms and conditions of the original Revolving Loan Agreement, dated November 20, 2006, remain unchanged and in full force and effect.

RFG Acquisition I Inc.

By:	/s/ David W. Matre	Date: February 26, 2007
David W. Matre
Chief Financial Officer

“Lender”

/s/ Richard F. Beston, Jr.	Date: February 26, 2007
RICHARD F. BESTON, JR., an individual

DO NOT DESTROY THIS ORIGINAL AGREEMENT AMENDMENT